Exhibit 11

                         SIDLEY AUSTIN BROWN & WOOD LLP



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                                            October 11, 2002

Merrill Lynch World Income Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

     We have acted as counsel for Merrill Lynch World Income Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of substantially all of the assets, and the proposed assumption by the Fund of substantially all of the liabilities, of Merrill Lynch Emerging Markets Debt Fund, Inc. ("Emerging Markets"), and the simultaneous distribution to Emerging Markets of newly-issued shares of common stock of the Fund having an aggregate net asset value equal to the net assets of Emerging Markets acquired by the Fund reduced by the amount of the liabilities of Emerging Markets assumed by the Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

     As counsel for the Fund, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Emerging Markets (the "Agreement and Plan") as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance and delivery in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                            Very truly yours,

                                            /S/ Sidley Austin Brown & Wood LLP